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                                                                    EXHIBIT 10.1

SUMMARY SHEET OF DIRECTOR FEES AND EXECUTIVE OFFICER COMPENSATION

I.  DIRECTOR COMPENSATION

For 2005, the compensation payable to the Company's Independent Directors (other than the Lead Independent Director) consists of:


1.    A $50,000 cash retainer;

2. 2,000 restricted shares of the Company's common stock which shall constitute "Annual Awards" under the Company's Amended and Restated Independent Director Stock Compensation Plan (the "Plan"); and

3. Additional equity compensation equal to the difference resulting from subtracting the value of the 2,000 Annual Awards referred to in 2. above and granted in accordance with the Plan from $50,000, provided that such compensation is taken as "Elective Awards" under the Plan.

For 2005, the compensation payable to the Company's Lead Independent Director consists of:

     1. A $100,000 cash retainer;

     2. 2,000 restricted shares of the Company's common stock which shall constitute an Annual Award under the Plan; and

     3. Additional equity compensation equal to the difference obtained by subtracting the value of the 2,000 Annual Award referred to in 2. above and granted in accordance with the Plan from $100,000, provided that such compensation is taken as an Elective Award under the Plan.

     The 2005 board compensation for the Lead Independent Director is the same as in 2004, except for the additional equity compensation described in 3. above.


     In addition, for 2005, additional compensation of $20,000 will be paid to the Corporate Governance and Nominating Committee chairperson and the Compensation and Human Resources Committee chairperson, and additional compensation of $35,000 will be paid to the Audit Committee chairperson. Annual payments of $10,000 will be paid to the non-chairperson members of the Audit Committee.
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II.     EXECUTIVE COMPENSATION

     BASE SALARIES

     The following table sets for the current base salaries of the Company's CEO and each of the executive officers who were named in the Summary Compensation Table in the Company's definitive proxy statement filed with the SEC on April 12, 2005 (the "Named Executive Officers")


EXECUTIVE OFFICER                                      BASE SALARY
-----------------                                -----------
Robert J. Laikin, Chairman of the Board and      $705,000
Chief Executive Officer

Frank Terence, Executive Vice President,         $410,000
Chief Financial Officer and Treasurer

Steven E. Fivel, Executive Vice President,       $350,000
General Counsel and Secretary

J. Mark Howell, President, Brightpoint, Inc.     $420,000
and Brightpoint North America

Lisa M. Kelley, Senior Vice President, Chief     $225,000
Accounting Officer and Controller, and Acting
Chief Financial Officer


BONUS AND PARTICIPATION IN STOCK OPTION PLANS

Named Executive Officers are also eligible to:

     - Participate in the 2005 bonus program for the Named Executive Officers, which is based upon certain pre-established targets for: (i) income from continuing operations (50%), (ii) return on investment capital (20%), and
       (iii) certain strategic objectives approved by the Committee (30%). If all of these targets are reached, Mr. Laikin, the Company's Chief Executive Officer, will receive a cash bonus equal to 100% of his base salary and each of the other executive officers will receive a cash bonus equal to 50% of their respective base salaries as a bonus.

     - Participate in the Company's 2004 Long-Term Incentive Plan (the "2004 Plan"), including the 2005 executive equity program adopted pursuant to and in furtherance of the goals of the 2004 Plan, pursuant to which the Named Executive Officers were granted options and other stock based awards in the form of restricted stock units ("RSUs") under, and in accordance with, the 2004 Plan. The number of options and RSUs granted
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to each Named Executive Officer was based on a target percentage of that executive's base salary, as follows:


Position                      Target Equity Award (Up to % of Base Salary)
--------                      --------------------------------------------
Chief Executive Officer       125%
Chief Financial Officer       100%
General Counsel               100%
President - Americas          100%
Chief Accounting Officer       50%

The 2004 Plan grants made pursuant to the executive equity program are subject to forfeiture, in whole or in part, prior to the first anniversary of the date of grant if the Company does not achieve certain performance goals weighted as follows: (i) income from continuing operations (50%), (ii) return on invested capital (20%) and (iii) strategic milestones (30%). If any or all of the performance goals are not achieved, then the corresponding percentage of the options and RSUs granted would be forfeited. Those options and RSUs no longer subject to forfeiture vest in three equal annual installments beginning with the first anniversary of the date of grant, subject to, and in accordance with the 2004 Plan and the option and RSU agreements entered into between the Company and the grantee.

     -  Participate in the Company's 1994 and 1996 Option Plans

Supplemental Retirement Benefit Agreements

     - Mr. Laikin, the Company's Chief Executive Officer, Mr. Howell, the Company's President and Mr. Fivel, the Company's Executive Vice President and General Counsel, each entered into Supplemental Retirement Benefit Agreements ("Retirement Agreements") with each the Company. The Retirement Agreements provide that the Company will implement a supplemental retirement benefit providing each executive with a single-life annuity. The benefit is expressed as the annual payment per a single-life annuity commencing at age 62, with such annual payment equal to a certain percentage of average base salary and bonus based on the executive's final five years of work, with such percentage not to be greater than 50%. If the executive's employment is terminated other than for Cause, a discounted annual single-life annuity benefit would commence being paid to Mr. Laikin at age 50, to Mr. Howell at age 53 and to Mr. Fivel at age 55, or upon termination if that event occurs after the respective age. If the executive is terminated for cause (as defined in the executive's employment agreement), then the benefit would not commence until age 62.

       Assuming annual salary increases of 5% per year, the anticipated payments pursuant to the Retirement Agreements would be approximately $500,000 per year to Mr. Laikin commencing at age 50, $344,000 per year to Mr. Howell commencing upon age 53 and $229,000 per year to Mr. Fivel commencing upon age 55.